UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2005

CELL ROBOTICS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	5049-05	84-1153295
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

2715 Broadbent Parkway N.E.
Albuquerque, New Mexico	87107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (505) 343-1131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange ct (17 CFR 240.13e-4(c))

☐	Section 1 – Registrant’s Business and Operations

Item 7.01 Regulation FD Disclosure

      On November 30, 2004, Cell Robotics International, Inc. (the “Company”) entered into an Amended and Restated Loan and Security Agreement (the “Facility Agreement”) between the Company and F.A. Voight & Associates (the “Lender”). The Lender is a significant shareholder and major creditor of the Company. Frederick A. Voight, President of the Lender, is also a Director of the Company. The Facility Agreement provides for a commitment of aggregate funds to the Company of up to $2.0 million. As of the date of this Current Report on Form 8-K, the aggregate remaining funds of principal that are available to the Company under the Facility Agreement are $500,000. The maturity date of the Facility Agreement is July 1, 2005.

The Lender requested the Company to satisfy certain conditions prior to the release of further funds under the Facility Agreement. These requested conditions to funding were not previously contained in or a part of the Facility Agreement. Although not part of the Facility Agreement, the Company accommodated these conditions. Notwithstanding the Company’s accommodation of these conditions, the Lender did not disburse the requested funds. The Company believes that the Lender is not complying with the terms of the Facility Agreement by reason of the Lender’s failure to release further funds at the times required under the Facility Agreement. The Company is attempting to reach an amicable resolution of this matter with the Lender to address a mutually acceptable funding schedule. However, in view of the Lender’s current position, the Company is evaluating its available rights and remedies. The Company also continues to seek other sources of working capital funds.

      The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CELL ROBOTICS INTERNATIONAL, INC.
Date: April 8, 2005	By:	/s/ EUTIMIO SENA
Eutimio Sena,
President and Chief Executive Officer